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                                                                   EXHIBIT 23.02


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 28, 1998 with respect to the consolidated financial statements of Quality Semiconductor, Inc. included in its Annual Report (Form 10-K/A) for the year ended September 27, 1998 and the related financial statement schedule included therein, incorporated by reference in the Proxy Statement of Quality Semiconductor, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Integrated Device Technology, Inc. for the registration of its common stock.


                                                    /s/ Ernst & Young LLP

March 22, 1999
San Jose, California